FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206847-07

SUPPLEMENT

(To Preliminary Prospectus Dated October 3, 2017)

$869,176,000 (Approximate)

Morgan Stanley Bank of America Merrill Lynch Trust 2017-C34
(Central Index Key Number 0001715846)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.

(Central Index Key Number 0001005007)

as Depositor

Bank of America, National Association
(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

KeyBank National Association
(Central Index Key Number 0001089877)

Starwood Mortgage Funding III LLC
(Central Index Key Number 0001682532)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates,
Series 2017-C34

This is a supplement to the preliminary prospectus dated October 3, 2017 (the “Preliminary Prospectus”).

The Preliminary Prospectus is updated in the manner set forth herein. Capitalized terms used herein but not defined herein will have such meanings ascribed to them in the Preliminary Prospectus.

BofA Merrill Lynch	Morgan Stanley
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
KeyBanc Capital Markets	Drexel Hamilton
Co-Manager	Co-Manager

The date of this Supplement is October 4, 2017

STRUCTURAL UPDATE

1.	The initial Certificate Balance of the Class A-3 Certificates will be increased to $250,000,000.
2.	The initial Certificate Balance of the Class A-4 Certificates will be decreased to $313,447,000.

3.      The table set forth on the front cover of the Preliminary Prospectus is deleted and replaced with the following:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$25,285,000%		(5)	May 2022
Class A-2	$47,024,000%		(5)	May 2022
Class A-SB	$61,577,000%		(5)	June 2027
Class A-3	$250,000,000%		(5)	August 2027
Class A-4	$313,447,000%		(5)	September 2027
Class X-A	$697,333,000(6)%		Variable(7)	September 2027
Class X-B	$171,843,000(6)%		Variable(7)	October 2027
Class A-S	$77,205,000%		(5)	October 2027
Class B	$48,564,000%		(5)	October 2027
Class C	$46,074,000%		(5)	October 2027

4.      The table set forth in “Summary of Certificates and VRR Interest” in the Preliminary Prospectus is deleted and replaced with the following:

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$25,285,000	30.000%	%	(5)	May 2022	2.54	1 – 55
Class A-2	$47,024,000	30.000%	%	(5)	May 2022	4.57	55 – 55
Class A-SB	$61,577,000	30.000%	%	(5)	June 2027	7.26	55 – 116
Class A-3	$250,000,000	30.000%	%	(5)	August 2027	9.78	116 – 118
Class A-4	$313,447,000	30.000%	%	(5)	September 2027	9.88	118 – 119
Class X-A	$697,333,000(6)	N/A	%	Variable(7)	September 2027	N/A	N/A
Class X-B	$171,843,000(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class A-S	$77,205,000	22.250%	%	(5)	October 2027	9.94	119 – 120
Class B	$48,564,000	17.375%	%	(5)	October 2027	9.99	120 – 120
Class C	$46,074,000	12.750%	%	(5)	October 2027	9.99	120 – 120
Non-Offered Certificates(8)
Class X-D	$56,036,000(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class X-E	$24,905,000(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class X-F	$11,207,000(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class X-G	$34,867,004(6)	N/A	%	Variable(7)	October 2027	N/A	N/A
Class D	$56,036,000	7.125%	%	(5)	October 2027	9.99	120 – 120
Class E	$24,905,000	4.625%	%	(5)	October 2027	9.99	120 – 120
Class F	$11,207,000	3.500%	%	(5)	October 2027	9.99	120 – 120
Class G	$34,867,004	0.000%	%	(5)	October 2027	9.99	120 – 120
Class V(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

5.      The table set forth under “Certificate Balances and Notional Amounts” in “Summary of Terms” in the Preliminary Prospectus is deleted and replaced with the following:

Class	Approximate Initial Certificate Balance or Notional Amount	Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$25,285,000	2.411%	30.000%
Class A-2	$47,024,000	4.484%	30.000%
Class A-SB	$61,577,000	5.872%	30.000%
Class A-3	$250,000,000	23.841%	30.000%
Class A-4	$313,447,000	29.891%	30.000%
Class X-A	$697,333,000(2)	N/A	N/A
Class X-B	$171,843,000(2)	N/A	N/A
Class A-S	$77,205,000	7.363%	22.250%
Class B	$48,564,000	4.631%	17.375%
Class C	$46,074,000	4.394%	12.750%

6.      The tables with respect to the Class A-3 and Class A-4 Certificates set forth in “Yield and Maturity Considerations—Weighted Average Life” in the Preliminary Prospectus are deleted and replaced in their entirety with the following:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.78	9.73	9.67	9.60	9.37

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
October 2018	100%	100%	100%	100%	100%
October 2019	100%	100%	100%	100%	100%
October 2020	100%	100%	100%	100%	100%
October 2021	100%	100%	100%	100%	100%
October 2022	100%	100%	100%	100%	100%
October 2023	100%	100%	100%	100%	100%
October 2024	100%	100%	100%	100%	100%
October 2025	100%	100%	100%	100%	100%
October 2026	100%	100%	100%	100%	100%
October 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.88	9.87	9.86	9.83	9.58

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates (including, without limitation, the free writing prospectus structural and collateral term sheet dated October 2, 2017). The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

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